Exhibit 99.1

EXECUTION COPY

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of August 26, 2014, by and among Tim Hortons Inc., a corporation organized under the laws of Canada (the “Company”) and the persons whose names appear on the signature pages hereto (each a “Stockholder” and, together, the “Stockholders”).

RECITALS

A. On August 26, 2014, Burger King Worldwide, Inc., a corporation incorporated under the laws of Delaware (“Parent”), 1011773 B.C. Unlimited Liability Company, a corporation organized under the laws of Canada (“Holdings”), New Red Canada Partnership, a limited partnership organized under the laws of Ontario and wholly owned Subsidiary of Holdings (“Partnership”), Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly owned Subsidiary of Partnership (“Merger Sub”), 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly owned Subsidiary of Partnership (“Amalgamation Sub”), and the Company entered into an Arrangement Agreement and Plan of Merger (the “Arrangement Agreement”) for the purpose of effecting a business combination transaction (the “Combination”) upon the terms and subject to the conditions set forth therein.

B. In furtherance of the Combination, the parties to the Arrangement Agreement intend that (i) the Company proceed with an arrangement under section 192 of the CBCA involving the acquisition by Amalgamation Sub of all of the issued and outstanding shares of the Company followed by an amalgamation of the Company and Amalgamation Sub, and (ii) Merger Sub be merged with and into Parent, with Parent being the surviving corporation (the “Merger”) and a Subsidiary of Holdings.

C. The Stockholders agree to enter into this Agreement with respect to all common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) that the Stockholders own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, and any additional shares of Parent Common Stock that such Stockholders may hereinafter acquire.

D. The Stockholders are the beneficial or record owners, and have either sole or shared voting power over, such number of shares of Parent Common Stock as are indicated opposite each of their names on Schedule A attached hereto.

E. Parent and the Company desire that the Stockholders agree, and the Stockholders are willing to agree, on terms and conditions set forth herein, not to Transfer (as defined below) any of their Parent Common Stock, and to vote all of their shares of Parent Common Stock in a manner so as to facilitate consummation of the Combination.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Arrangement Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“CBCA” means the Canada Business Corporations Act.

“Expiration Time” shall mean the earliest to occur of (a) the Merger Effective Time and (b) such date and time as the Arrangement Agreement shall be terminated validly pursuant to Article 9 thereof.

“Transfer” shall mean any direct or indirect offer, sale, assignment, Lien, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, Lien, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Parent Common Stock (or any security convertible or exchangeable into Parent Common Stock) or interest in any Parent Common Stock, excluding, for the avoidance of doubt, entry into this Agreement.

2. Agreement to Retain the Parent Common Stock.

2.1 No Transfer and Encumbrance of Parent Common Stock. Until the Expiration Time, the Stockholders agree, with respect to any Parent Common Stock currently or hereinafter beneficially owned by the Stockholders, not to (a) Transfer any such Parent Common Stock or (b) deposit any such Parent Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Parent Common Stock or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Parent Common Stock to any Affiliate of such Stockholder if the transferee of such Parent Common Stock evidences in a writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

2.2 Additional Purchases. Each Stockholder agrees that any Parent Common Stock and other shares of the Parent Common Stock that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Parent Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Parent Common Stock set forth on Schedule A attached hereto.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Parent Common Stock, including New Parent Common Stock, in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

3. Agreement to Consent and Approve; Agreement to Make Exchangeable Election.

3.1 Delivery of Written Consent. Hereafter until the Expiration Time, each Stockholder agrees that promptly (and, in any event, within five (5) days) after the Form S-4 has been declared effective under the Securities Act by the SEC, such Stockholder shall execute and deliver to Parent and the Company an irrevocable written consent adopting and approving the Arrangement Agreement and the Merger, in the form attached hereto as Exhibit A. Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. No Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to any Parent Common Stock, including New Parent Common Stock, that is inconsistent with this Agreement or otherwise take any other action with respect to any Parent Common Stock, including any New Parent Common Stock, that would in any way restrict, limit or interfere with the performance of the Stockholders’ obligations hereunder or the transactions contemplated hereby, including the adoption and approval by the Parent Shareholders of the Arrangement Agreement and the Merger and the consummation of the Combination.

3.2 Exchangeable Election. Each Stockholder agrees that promptly after its receipt of an Election Form, it shall (i) return such Election Form and validly make an Exchangeable Election, with respect to all shares of Parent Common Stock, including New Parent Common Stock, owned by such Stockholder, in accordance with the terms and conditions of the Arrangement Agreement and (ii) not revoke such Exchangeable Election.

4. Irrevocable Proxy.

4.1 Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints the Company and any designee of the Company, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to execute consents with respect to any Parent Common Stock, including New Parent Common Stock, beneficially owned or owned of record by such Stockholder, in each case solely to the extent and in the manner specified in Section 3. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 3. For Parent Common Stock, including New Parent Common Stock, as to which the Stockholder is the beneficial but not the record owner, such Stockholder will cause any record owner of such Parent Common Stock, including New Parent Common Stock, to grant to the Company a proxy to the same effect as that contained in this Section 4.1.

4.2 Nature of Irrevocable Proxy. Until the Expiration Time, the proxy and power of attorney granted pursuant to Section 4.1 by each Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to such Stockholder’s Parent Common Stock, including New Parent Common Stock, beneficially owned or owned of record by such Stockholder, and such Stockholder acknowledges that the proxy constitutes an inducement for the Company to enter into the Arrangement Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate at the Expiration Time.

5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company as follows:

5.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2 Ownership of the Parent Common Stock. As of the date hereof, such Stockholder (a) is the beneficial or record owner of the shares of Parent Common Stock indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as disclosed on Schedule A, and (b) has sole voting power over all of the shares of Parent Common Stock beneficially owned or owned of record by such Stockholder. As of the date hereof, such Stockholder does not own, beneficially or of record, any capital stock or other securities of Parent other than the shares of Parent Common Stock set forth on Schedule A opposite the Stockholder’s name. As of the date hereof, such Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other securities of Parent except as set forth on Schedule A opposite such Stockholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to such Stockholder, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Common Stock beneficially owned or owned of record by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that could reasonably be expected to impair or adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.

7. Notice of Certain Events. Each Stockholder shall notify the Company promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to the Company.

8. Capacity. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s shares of Parent Common Stock.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder’s shares of Parent Common Stock. All rights, ownership and economic benefits of and relating to any such Stockholder’s shares of Parent Common Stock shall remain vested in and belong to such Stockholder.

10. Miscellaneous.

10.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

10.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a .pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(i) if to any Investor, to the address set forth for such party on Schedule A with a copy to (which shall not be considered notice):

Name:	Kirkland & Ellis LLP
Address:	601 Lexington Avenue
New York, New York 10022
Fax:	(212) 446-6460
Attention:	Stephen Fraidin
William B. Sorabella
David B. Feirstein

and

Name:	Davies Ward Phillips and Vineberg LLP
Address:	155 Wellington Street West
Toronto, Ontario
Canada M5V 3J7
Fax:	(416) 863-0871
Attention:	Patricia Olasker
Steven Harris

(ii) if to the Company

Tim Hortons Inc.
874 Sinclair Road
Oakville, ON, Canada
Fax:	(905) 845-2931
Attention:	Jill Sutton

with a copy to (which shall not be considered notice):

Name:	Wachtell, Lipton, Rosen & Katz
Address:	51 West 52nd Street
New York, New York 10019
Fax:	(212) 403-2000
Attention:	Adam O. Emmerich
Gordon S. Moodie

and

Name:	Osler, Hoskin & Harcourt LLP
Address:	100 King Street West
1 First Canadian Place
Suite 4600, P.O. Box 50
Toronto, Ontario
Canada M5X 1B8
Fax:	(416) 862-6666
Attention:	Clay Horner
Doug Bryce

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the following Business Day if not given during such hours on any day.

10.6 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO NEGOTIATION AND EXPLORATION WITH RESPECT TO OR ENTERING INTO OF THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY SUCH LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED EXCLUSIVELY IN

A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.6 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.5 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.7 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES OF FACT AND LAW, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, EXPLORATION, DUE DILIGENCE WITH RESPECT TO OR ENTERING INTO OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

10.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

10.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

10.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

10.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

TIM HORTONS INC.

By:	/s/ Jill Sutton
Name:	Jill Sutton
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Voting Agreement]

STOCKHOLDERS:

3G SPECIAL SITUATIONS FUND II, L.P.

By:	3G Special Situations Partners, Ltd.
its General Partner

By:	/s/ Bernardo Piquet

Name:	Bernardo Piquet

Title:	Director

[Signature Page to Voting Agreement]

SCHEDULE A

Name	Address for Notice	Common Stock
3G Special Situations Fund II, L.P.	c/o 3G Capital Inc. 600 Third Avenue New York, NY 10016	243,858,915

TOTAL

EXHIBIT A

FORM OF WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A MEETING

[            , 20    ]

The undersigned, being the stockholders of Burger King Worldwide, Inc., a Delaware corporation (the “Company”), holding a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Stockholders”), acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”), Article X of the Amended and Restated Certificate of Incorporation of the Company and Section 2.16 of the Amended and Restated Bylaws of the Company, hereby consent in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of the date first written above:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interests of the Company and the stockholders of the Company for the Company to enter into, and have authorized the execution and delivery of, an Arrangement Agreement and Plan of Merger (the “Agreement”), by and among the Company, 1011773 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia (“Holdings”), New Red Canada Partnership, a general partnership organized under the laws of Ontario and wholly-owned subsidiary of Holdings (“Partnership”), Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned subsidiary of Partnership, 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Partnership, and Tim Hortons Inc., a corporation organized under the laws of Canada (“Tim Hortons”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a subsidiary of Holdings; and

WHEREAS, in accordance with the resolutions of the Board approving the Agreement, the Company has executed and delivered the Agreement and submitted the Agreement and the Merger to the stockholders of the Company for their adoption and approval.

Approval of Arrangement Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Agreement and the transactions contemplated thereby, including the Merger, be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholders;

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law.

When executed by the Stockholders, this Consent shall be delivered to the Company and Tim Hortons in accordance with Section 3 of the Voting Agreement, dated as of August 26, 2014, by and among Tim Hortons and the Stockholders.

A-1

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, the Stockholders have executed this written consent as of the date first written above.

STOCKHOLDERS:

[STOCKHOLDER]

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title: